Exhibit 10.6

FIRST AMENDMENT TO THE SHYFT GROUP, INC. STOCK INCENTIVE PLAN

This FIRST AMENDMENT TO THE SHYFT GROUP, INC. STOCK INCENTIVE PLAN, amended and restated effective May 14, 2025 (this “Amendment”) is hereby adopted as of the Effective Time, as defined in the Merger Agreement (defined below).

WHEREAS, the Shyft Group Inc. (the “Company”) maintains the Shyft Group Inc. Stock Incentive Plan, amended and restated effective May 14, 2025 (the “Plan”) pursuant to which Incentive Awards may be granted in the future to employees, directors and other service providers of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 16, 2024 (together with all exhibits, schedules and annexes thereto, and as may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and a direct, wholly owned subsidiary of Holdco and indirect, wholly owned subsidiary of Aebi Schmidt, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Holdco and an indirect, wholly-owned subsidiary of Aebi Schmidt; and

WHEREAS, Section 2.05 of the Merger Agreement provides, among other things, that following the consummation of the Merger, Incentive Awards shall relate to shares of Aebi Schmidt Common Stock (as defined in the Merger Agreement) and Section 4.03(b) of the Plan provides for the adjustment of Incentive Awards in connection with a merger approved by the Board of Directors of the Company.

NOW, THEREFORE, effective as of the consummation of the Effective Time (as defined in the Merger Agreement), the Plan is hereby amended as set forth herein.

1.          Settlement in Shares of Aebi Schmidt Common Stock.

a.	Section 2 of the Plan shall be amended by adding the following Section 2.32:

2.32.  “Aebi Schmidt Common Stock” means the common stock of Aebi Schmidt, par value $1.00 per share, and any subsequent entry of a capital increase in the commercial register of Aebi Schmidt, as applicable.

b.	Section 10 of the Plan shall be amended by adding the following new Section 10.12:

10.12.  Share Adjustments; Settlement in shares of Aebi Schmidt Common Stock.  Notwithstanding anything to the contrary in the Plan, effective as of immediately following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 16, 2024 (together with all exhibits, schedules and annexes thereto, and as may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Aebi Schmidt, and Badger Merger Sub, Inc., all references to “Common Stock” herein shall, where applicable, refer to Aebi Schmidt Common Stock, and the number of shares of Common Stock available for grant under Section 4.1, the number of shares of Common Stock that may be granted to a participant during any calendar year under Section 4.2 and the limit on the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of incentive stock options under Section 5.1 shall, in each case, be adjusted to reflect the corresponding number of shares of Aebi Schmidt Common Stock, as described in the Merger Agreement.

2.  Except as set forth in this Amendment, the Plan shall remain in full force and effect in accordance with its terms.